Prospectus Supplement	Filed pursuant to 424(b)(2)

November 13, 2003	Registration No. 333-97819

To Prospectus dated November 26, 2002

$75,000,000

Odyssey Re Holdings Corp.

7.65% Senior Notes Due 2013

        Odyssey Re Holdings Corp. is offering $75.0 million aggregate principal amount of 7.65% senior notes due November 1, 2013. The notes represent a further issuance of the 7.65% senior notes due November 1, 2013 issued by us on October 31, 2003 in an aggregate principal amount of $150.0 million. The notes and the 7.65% senior notes due November 1, 2013 previously issued will bear the same CUSIP number and will constitute a single series of our debt securities.

      Interest on the notes will be paid semi-annually on May 1 and November 1 of each year, beginning on May 1, 2004. The notes will mature on November 1, 2013.

      We can redeem the notes at any time, in whole or in part, at the redemption price set forth in this prospectus supplement in the section entitled “Description of the Notes — Optional Redemption.” The notes are not subject to any mandatory sinking fund.

      The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

      Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 7 of the accompanying prospectus.

	Per Note	Total

Public offering price(1)	100.3825%	$75,286,875
Underwriting discount	0.7500%	$562,500
Proceeds, before expenses, to Odyssey Re Holdings Corp.	99.6325%	$74,724,375

(1)	Includes $286,875 in accrued interest from October 31, 2003.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

      The notes will be delivered to investors on or about November 18, 2003 in book-entry form only through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse First Boston	JPMorgan

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Where You Can Find More Information About OdysseyRe	4
Forward-Looking Statements	5
The Company	6
Risk Factors	7
Use of Proceeds	15
Dividend Policy	15
Ratio of Earnings to Fixed Charges	15
Description of Debt Securities	16
Description of Preferred Stock	31
Description of Common Stock	34
Description of Warrants	36
Description of Stock Purchase Contracts	38
Description of Units	39
Description of the 4.375% Debentures	40
Federal Income Tax Consequences For Holders of 4.375% Debentures	61
Selling Securityholders	69
Plan of Distribution	73
Legal Matters	74
Experts	74

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the securities that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

      You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. The notes are being offered and sold only in jurisdictions where offers and sales are permitted.

      If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supercedes the information in the accompanying prospectus.

      Unless the context requires otherwise or otherwise as expressly stated, the terms “we,” “our,” “us,” “OdysseyRe” and the “Company” refer to Odyssey Re Holdings Corp., a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT ODYSSEYRE

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like OdysseyRe, that file electronically with the SEC. The address of the site is www.sec.gov.

      You can also inspect reports, proxy statements and other information about OdysseyRe at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	Proxy Statement for the Annual Meeting of Stockholders held on April 23, 2003.

      All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus supplement until all of the securities being offered under this prospectus supplement are sold (other than current reports furnished under item 9 or item 12 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus supplement and accompanying prospectus.

      Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations

Odyssey Re Holdings Corp.
140 Broadway, 39th Floor
New York, New York, 10005
Tel: (212) 978-4700

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Any written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, include, but are not limited to:

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	a decrease in the level of demand for our reinsurance or insurance business, or increased competition in the industry;

•	the lowering or loss of one of our financial or claims-paying ratings, including those of our subsidiaries;

•	risks associated with implementing our business strategies;

•	uncertainties in our reserving process;

•	failure of our reinsurers to honor their obligations;

•	actions of our competitors, including industry consolidation;

•	increased competition from alternative sources of risk management products, such as the capital markets;

•	loss of services of any of our key employees;

•	the passage of federal or state legislation subjecting our business to additional supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate; and

•	changes in economic conditions, including interest rate conditions which could affect our investment portfolio.

      The words “believe,” “anticipate,” “project,” “expect,” “intend,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including factors discussed in the accompanying prospectus in the section titled “Risk Factors.” Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

      The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should carefully consider the information set forth under “Risk Factors” in the accompanying prospectus.

ODYSSEY RE HOLDINGS CORP.

      OdysseyRe is a leading U.S. based underwriter of reinsurance, providing a full range of property and casualty products on a worldwide basis. We offer a broad range of both treaty and facultative reinsurance to property and casualty insurers and reinsurers. Treaty reinsurance involves the reinsurance of a specific line or class of business for an insurance company pursuant to an agreement or treaty. Facultative reinsurance involves the reinsurance of a specific policy as opposed to a line or class of business. We also underwrite insurance business through our Lloyd’s of London syndicate and our insurance subsidiary, Hudson Insurance Company. We are among the top ten reinsurance companies, and one of the top five broker market reinsurers, in the United States, based on gross premiums written, as published by the Reinsurance Association of America as of June 30, 2003.

      We offer a variety of reinsurance and insurance products across numerous geographic regions and classes of business, which we believe provides us with greater stability in our financial results. Our global presence is established through our 12 offices, with principal locations in the United States, the United Kingdom, Europe, Asia, Latin America and Canada. Our business is organized across four operating divisions: the Americas, EuroAsia, London Market, which operates through our London Branch and in the Lloyd’s of London market, and U.S. Insurance divisions. The United States is our largest market, generating 58.1% of our gross premiums written for the nine months ended September 30, 2003, with the remaining 41.9% comprised of international business.

THE OFFERING

Issuer	Odyssey Re Holdings Corp.

Securities Offered	$75,000,000 aggregate principal amount of 7.65% senior notes due 2013. The notes represent a further issuance of the 7.65% senior notes due November 1, 2013 issued by us on October 31, 2003 in an aggregate principal amount of $150.0 million.

Maturity	November 1, 2013.

Interest	The notes will bear interest at a rate of 7.65% per year from October 31, 2003, payable semi-annually in arrears on May 1 and November 1 each year, commencing on May 1, 2004.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our future secured indebtedness and to existing and future indebtedness of our subsidiaries.

Optional Redemption	The notes will be redeemable prior to maturity, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption. See “Description of the Notes — Optional Redemption.”

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds from this offering to repay $50 million aggregate principal amount of our outstanding 7.49% Senior Notes due November 30, 2006 and for general corporate purposes. Pending such uses, we intend to invest the net proceeds in U.S. Treasury and government agency and high grade corporate debt securities.

Form	The notes will be issued in book-entry form and will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York (or DTC), or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Risk Factors	See “Risk Factors” beginning on page 7 of the accompanying prospectus and other information in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

USE OF PROCEEDS

      We estimate that we will receive net proceeds from this offering of approximately $74.6 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay $50 million aggregate principal amount of our outstanding 7.49% Senior Notes due November 30, 2006 and for general corporate purposes. Pending such uses, we intend to invest the net proceeds in U.S. Treasury and government agency and high grade corporate debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our earnings to fixed charges for the periods indicated are as follows:

	Nine months	Year ended December 31,
	ended
	September 30, 2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	32.83	23.69	*	46.95	29.73	61.45

*	Due to our loss in 2001, the ratio coverage was less than 1:1. Additional earnings of $8.8 million would have achieved a coverage ratio of 1:1.

     For purposes of computing our ratio of earnings to fixed charges, earnings includes income before income taxes, undistributed income (loss) from equity investees and fixed charges. Fixed charges consist of interest expense, amortization of capitalized expenses related to indebtedness and an estimated interest factor of rental expense.

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the Debt Securities set forth in the accompanying prospectus under “Description of Debt Securities”. The description is qualified in its entirety by reference to the indenture under which the notes are to be issued. Capitalized terms used but not defined in this prospectus supplement have the meanings ascribed to those terms in the accompanying prospectus. When we refer to “OdysseyRe,” “we,” “our,” or “us” in this section, we refer only to Odyssey Re Holdings Corp., a Delaware corporation, and not its subsidiaries.

General

      The notes will be issued under the indenture dated as of October 31, 2003, between us and The Bank of New York, as trustee. The notes will be direct unsecured obligations of the Company issued in an aggregate principal amount of $75.0 million and will mature on November 1, 2013. The notes represent a further issuance of the 7.65% senior notes due November 1, 2013 issued by us on October 31, 2003 in an aggregate principal amount of $150.0 million. The notes and the 7.65% senior notes due November 1, 2013 previously issued will bear the same CUSIP number and will constitute a single series of our debt securities.

      The notes will bear interest at the rate of 7.65% per year from October 31, 2003, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1, commencing May 1, 2004 to the persons in whose names the notes are registered at the close of business on the next preceding April 15 or October 15, respectively.

      The indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2003, our subsidiaries had approximately $4.4 billion of liabilities (excluding intercompany liabilities).

      We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes under the indenture, equal in rank to the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes, or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption and otherwise as the notes issued under this prospectus supplement.

      The notes will not be entitled to the benefits of any sinking fund.

Optional Redemption

      We may redeem the notes in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with OdysseyRe.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

      “Reference Treasury Dealer” means each of (1) Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. or their affiliates which are primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”), and their respective successors and (2) two other Primary Treasury Dealers; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

      We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Events of Default

      You will have special rights if an Event of Default occurs with respect to the notes and such Event of Default is not cured, as described under “Description of Debt Securities — Events of Default” in the accompanying prospectus.

      The term “Event of Default” with respect to the notes means any of the following:

•	we do not pay the principal of, or any premium on, the notes on its due date;

•	we do not pay interest on the notes when due and payable, and such default continues for a period of 30 days;

•	we remain in breach of a covenant with respect to the notes for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the notes then outstanding;

•	we fail to pay when due at maturity, or a default occurs resulting in the acceleration of maturity of any indebtedness for borrowed money of us, or of our subsidiaries whose assets constitute 15% or more of our total assets on a consolidated basis, in an aggregate amount of $25,000,000 or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us. The notice of default must be sent by either the trustee or holders of at least 25% of the principal amount of the notes then outstanding; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Merger or Consolidation

      Under the indenture we will generally be permitted to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the notes;

•	the merger or sale of all or substantially all of our assets must not cause a default on the notes, and we must not already be in default (unless the merger or sale would cure the default) with respect to the notes; and

•	the resulting, surviving or transferee entity must be organized and existing under the laws of the United States, any state thereof, the District of Columbia or specified jurisdictions outside the United States.

Book-Entry System

      The notes will be represented by one or more registered global securities (the “Registered Global Security”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depository”)), or such other name as may be requested by an authorized representative of the Depository. The provisions set forth under “Description of Debt Securities — Holders of Registered Debt Securities” and “Description of Debt Securities — Global Securities” in the accompanying prospectus will be applicable to the notes. Accordingly, beneficial interests in the notes will be shown on, and transfers of the notes will be effected only through, records maintained by the Depository and its participants. Except as described under “Description of Debt Securities — Global Securities” in the prospectus, owners of beneficial interests in the Registered Global Security representing the notes will not be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

      The Depository has advised OdysseyRe and the underwriters as follows: The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the Depository’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depository and its Direct and Indirect Participants are on file with the SEC.

      Purchases of notes under the Depository’s system must be made by or through Direct Participants, which will receive a credit for such notes on the Depository’s records. The ownership interest of each actual purchaser of notes represented by the Registered Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in the Registered Global Security representing notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial

Owners will not receive notes in definitive form, except in the event that use of the book-entry system for such notes is discontinued or upon the occurrence of certain other events described in the accompanying prospectus and in this prospectus supplement.

      To facilitate subsequent transfers, the Registered Global Security representing notes that are deposited by Direct Participants is registered in the name of the Depository’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depository. The deposit of the Registered Global Security with the Depository and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Registered Global Security representing the notes; the Depository’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct or Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither the Depository nor Cede & Co. (or any other Depository nominee) will consent or vote with respect to the Registered Global Security representing the notes. Under its usual procedures, the Depository mails an omnibus proxy (an “Omnibus Proxy”) to OdysseyRe as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the Registered Global Security representing the notes will be made to Cede & Co., or such nominee as may be requested by an authorized representative of the Depository. The Depository’s practice is to credit Direct Participants’ accounts upon the Depository’s receipt of funds and corresponding detail information from OdysseyRe or the trustee on the payment date in accordance with their respective holdings shown on the Depository’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Direct and Indirect Participants and not of the Depository, the trustee or OdysseyRe, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee) is the responsibility of OdysseyRe or the trustee, disbursement of those payments to Direct Participants is the responsibility of the Depository, and disbursement of those payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants. Neither OdysseyRe nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by the Depository or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depository or the Direct or Indirect Participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

      The Depository may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to OdysseyRe or the trustee. Under such circumstances, and in the event that a successor securities depository is not obtained, notes in definitive form are required to be printed and delivered to each holder.

      We may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, notes in definitive form will be printed and delivered.

      The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that OdysseyRe believes to be reliable, but we take no responsibility for the accuracy of this information.

UNDERWRITING

      Under the terms of, and subject to the conditions contained in, an underwriting agreement dated as of November 13, 2003, Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. have severally agreed to purchase, and we have agreed to sell to them, the respective principal amount of the notes set forth opposite their respective names below:

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$25,000,000
Credit Suisse First Boston LLC	25,000,000
J.P. Morgan Securities Inc.	25,000,000

Total	$75,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all of the notes in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

      The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession of 0.450% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of such principal amount of the notes on sales to certain other dealers. After the initial offering of the notes, the public offering price and other selling terms may be changed by the underwriters.

      The underwriters may engage in market-making activities for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the notes in the offering, if the syndicate repurchased previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The underwriters are not required to engage in these activities and may end these activities at any time.

      Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. based on transactions Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. conduct through the system. Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of those liabilities.

      We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $125,000.

      Banc of America Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

      By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “— Resale Restrictions.”

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases notes offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

      The following summary discusses certain material U.S. federal income tax consequences of the purchase, ownership, and disposition of the notes. This summary applies to you if you are a non-U.S. holder (as defined below). This summary deals only with notes held as capital assets and is applicable only to initial purchasers of notes who purchase the notes for an amount of cash equal to the initial offering price of such notes. Additionally, this summary does not address specific tax consequences that may be relevant to you if you are a holder subject to special tax treatment, including a dealer in securities or currencies, a bank, a financial institution, an insurance company, a tax-exempt entity, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, or a person who holds the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle. This summary does not address alternative minimum tax consequences, if any, or any state, local or foreign tax consequences. Special rules may apply to certain non-U.S. holders, such as U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” and investors in pass-through entities. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

      If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you as well as any consequences arising under the laws of any other taxing jurisdiction.

      For purposes of this summary, you are a non-U.S. holder if you are not a U.S. person and are not an entity treated as a partnership. A U.S. person is (i) a citizen or resident alien individual of the United States; (ii) a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

Payments of Interest and Principal

      The 30% U.S. federal withholding tax will not apply to any payment to you of interest or principal on a note provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is related to us within the meaning of section 864(d)(4) of the Code;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(i) you provide your name and address, and certify on an IRS Form W-8BEN (or successor form), under penalties of perjury, that you are not a U.S. person or (ii) you hold your notes through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

      Special certification rules apply to you if you are a non-U.S. holder that is a pass-through entity rather than a corporation or an individual.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business or, if a tax treaty applies, is attributable to your U.S. permanent establishment, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Pre-Issuance Accrued Interest

      A portion of the purchase price of the notes is attributable to the amount of interest accrued prior to the issue date of the notes (the “Pre-Issuance Accrued Interest”). We intend to take the position that such Pre-Issuance Accrued Interest, when subsequently paid, is not income and is not taxable as interest to you, but rather reduces your basis in a note.

Sale, Exchange, Redemption or Other Disposition

      Any gain realized upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States, or, if a tax treaty applies, is attributable to your U.S. permanent establishment, or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      If you are a non-U.S. holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). If you are a corporate non-U.S. holder whose gain is described in the first bullet point above, you may also be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. If you are an individual non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Information Reporting and Backup Withholding

      If you are a non-U.S. holder, in general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax provided the required information is furnished to the IRS in a timely manner.

LEGAL MATTERS

      The validity of the notes offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      The financial statements and the related financial statement schedules, incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$75,000,000

Odyssey Re Holdings Corp.

7.65% Notes Due 2013

Prospectus Supplement

November 13, 2003

Banc of America Securities LLC

Credit Suisse First Boston

JPMorgan